Exhibit 24.01

                           CONSENT OF ANGELL & DEERING

To the Board of Directors
of ProtoSource Corporation

We consent to the incorporation by reference in the following Registrations Statements of ProtoSource Corporation and any amendments thereto (1) File No. 333-78497 on Form S-8; (2) File No. 333-78437 on Form S-8; (3) File No.
333-80773 on Form S-3, and File No. 333-82664 on Form S-3 of our report dated February 21, 2002, relating to the consolidated balance sheet of ProtoSource Corporation as of December 31, 2001 and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the years ended December 31, 2001 and 2000, which report appears or is incorporated by reference in the December 31, 2001 Annual Report on Form 10-KSB of ProtoSource Corporation.





/s/  Angell & Deering
-----------------------------
     Angell & Deering



March 15, 2001